Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT
Jennifer A. Olson-Goude	Susan L. Beatty
Investor Relations	Media Relations
Tel: 612 303-6277	Tel: 612-303-5680
FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces
2005 Fourth Quarter and Year-end Results
MINNEAPOLIS — January 25, 2006 — Piper Jaffray Companies (NYSE: PJC) today announced net income of $16.4 million, or $0.87 per diluted share, for the quarter ended Dec. 31, 2005, up from net income of $11.8 million, or $0.61 per diluted share, for the quarter ended Dec. 31, 2004. Net income totaled $15.1 million, or $0.79 per diluted share, in the third quarter of 2005.
For the full year, net income was $40.1 million, or $2.10 per diluted share, compared to $50.3 million and $2.60 per diluted share in the prior year. Net revenues were $775.1 million for the full year, down 2.8 percent compared to 2004.
Business Highlights
•	Generated total quarterly net revenues of $207.0 million, up 6.4 percent from the year-ago period

•	Recorded a 12.1 percent quarterly pre-tax operating margin, the strongest level since becoming a public company

•	Achieved the highest level ever for full-year fee-based revenues at 21 percent of total private client revenues

•	Generated record full-year advisory services net revenues of $100.7 million
“We are pleased to deliver strong back-to-back quarterly financial results. Strong Capital Markets performance was the key contributor to these results, and in particular, robust activity in advisory services,” said chairman and chief executive officer Andrew S. Duff. “In the second half of 2005 we continued to strengthen our businesses and reduce costs. We remain intensely focused on driving the primary advisor strategy in our private client business to achieve consistent competitive performance and create shareholder value.”
Consolidated Expenses
For the quarter, non-interest expenses were $182.0 million, up 3.2 percent from the fourth quarter of 2004, and down 2.3 percent compared to the third quarter of 2005. Compensation expense was $122.7 million, up 5.0 percent compared with the prior year due to increased variable compensation expenses driven by higher net revenues and profitability. Non-compensation expenses were $59.3 million, essentially unchanged compared to the year-ago period.
For the quarter, pre-tax operating margin was 12.1 percent, the highest level achieved since becoming a public company, up from 9.3 percent for the year-ago period, and 11.0 percent for the third quarter of 2005. For the fourth quarter, annualized return on average tangible shareholders’ equity1 was 15.4 percent, compared to 11.6 percent on an annualized basis for the same period last year.
For the full year, non-interest expenses were $713.9 million, essentially unchanged compared to last year. Compensation expense was $471.7 million, down $16.7 million, or 3.4 percent, compared to last year due to lower net revenues and profitability and the savings from the restructuring actions taken earlier this year. Non-compensation expenses were $242.3 million, up $12.8 million, or 5.6 percent, from the prior-year period, primarily resulting from the $8.6 million restructuring charge recorded in the second quarter of 2005 and higher litigation-related expenses.

For the full year, pre-tax operating margin was 7.9 percent, a decline from 10.0 percent last year. Return on average tangible shareholders’ equity 1 was 9.7 percent compared to 12.9 percent for the prior year.
Business Segment Review
Capital Markets
Fourth Quarter
Capital Markets generated $122.3 million in net revenues for the quarter, up $18.0 million, or 17.2 percent, from the prior-year period. Segment pre-tax operating income for the quarter improved 46.3 percent compared to the fourth quarter of 2004, to $23.6 million, and rose 4.1 percent compared to the third quarter of 2005.
Institutional Sales and Trading
For the fourth quarter of 2005, institutional sales and trading net revenues were $48.6 million, down 4.5 percent from the year-ago period.
•	Equity sales and trading revenues were $27.5 million, an increase of 5.0 percent from the year-ago period, as a result of increased revenues from algorithmic and program trading. Compared to the third quarter of 2005, equity sales and trading revenues declined 13.0 percent, largely driven by lower trading volumes.

•	Fixed income sales and trading revenues were $21.1 million, down 14.6 percent from the year-ago period, reflecting the negative impact on corporate bond spreads of TRACE (Trade Reporting and Compliance Engine) and lower customer volumes resulting from increased interest rates and a flattened yield curve. Compared to the quarter ended September 30, 2005, fixed income sales and trading revenues rose 14.4 percent, driven largely by stronger municipal sales and trading activity.
Investment Banking
For the fourth quarter of 2005, investment banking revenues were $73.4 million, an increase of $20.5 million, or 38.8 percent, compared to the fourth quarter of 2004, driven by robust advisory services activity and stronger fixed income underwriting.

•	Advisory services revenues were $33.4 million, up $18.0 million, or 116.6 percent, compared to the year-ago period. The number of transactions declined year-over-year from 14 to 12, but this was more than offset by a higher average fee per transaction than in the same period last year. Advisory services revenues decreased 15.2 percent compared to the third quarter of 2005.

•	Fixed income underwriting revenues were $20.5 million, up $5.8 million, or 39.9 percent, compared to the year-ago period, and up $4.6 million, or 29.4 percent, compared to the third quarter of 2005. The increase compared to both periods resulted from higher public finance underwriting activity and additional revenue from structured products.

•	Equity underwriting revenues were $19.6 million, down 14.4 percent compared to the fourth quarter of 2004, mainly due to decreased revenues from convertible transactions. The decline in the number of IPO and follow on transactions year-over-year (from 18 to 12) was almost entirely offset by higher average revenue per transaction than the previous year. Equity underwriting revenues were up 7.7 percent compared to the sequential quarter, largely driven by higher convertible underwriting.
Segment operating expenses for the quarter were $98.7 million, an increase of $10.5 million, or 11.9 percent, from the same period a year ago, primarily due to higher variable compensation expenses from increased net revenues and profitability. For the quarter, segment pre-tax operating margin was very strong at 19.3 percent, up from 15.4 percent achieved in the same quarter last year and 18.3 percent in the third quarter of 2005. The improvement compared to last year stemmed from higher revenues and the benefit of the restructuring actions taken earlier in the year.
Full Year
For the year, Capital Markets recorded net revenues of $435.8 million, up 1.0 percent compared to 2004. Robust mergers and acquisitions revenues and stronger fixed income underwriting revenues were offset by lower institutional fixed income sales and trading and equity underwriting.

Segment pre-tax operating income was $70.6 million, up 3.7 percent compared to the prior year. Segment operating expenses were $365.2 million, essentially flat compared to 2004. Segment pre-tax operating margin was 16.2 percent, compared to 15.8 percent last year.
Following is a recap of completed deals and industry rankings (based on the number of transactions completed) for the full year of 2005.
•	48 M&A transactions with an enterprise value of $8.1 billion, ranking the firm 15th nationally. Last year the firm completed 49 transactions with an enterprise value of $6.8 billion, which ranked the firm 20th. (Source: Thomson Financial)

•	64 equity offerings, raising a total of $8.7 billion in capital, and placing the firm 15th nationally. These results compare to a ranking of 13th last year with the completion of 94 equity offerings for a total of $12.9 billion in capital raised. (Source: Dealogic)

•	473 tax-exempt issues with a total par value of $6.1 billion, ranking the firm fourth nationally. Last year the firm also ranked fourth nationally, completing 504 tax-exempt issues, with a total par value of $5.9 billion. In the Upper Midwest, the firm completed 290 public finance issues for the year with a total par value of $2.5 billion, again ranking the firm the lead underwriter of Upper Midwest tax-exempt issues. (Source: Thomson Financial)
Private Client Services
Fourth Quarter
For the fourth quarter of 2005, Private Client Services recorded net revenues of $86.4 million, down 2.8 percent compared to the fourth quarter of 2004, resulting from fewer financial advisors, offset in part by an increase in revenues from fee-based accounts. Net revenues declined 1.0 percent compared to the third quarter of 2005. Segment pre-tax operating income was $6.1 million, up 5.8 percent from the fourth quarter of 2004, and up 14.1 percent compared to the third quarter of 2005. The increase compared to the prior-year period was largely due to lower compensation expenses from lower revenues, the cost reductions from restructuring actions and lower litigation-related expenses.

Segment operating expenses were $80.3 million for the quarter, down 3.4 percent from the prior-year period. Segment pre-tax operating margin for the quarter was 7.0 percent, up from the 6.4 percent margin in the fourth quarter of 2004, and up from 6.1 percent in the third quarter of 2005.
Full Year
For the year, segment net revenues were $347.0 million, down 3.5 percent compared to the prior-year period. Segment pre-tax operating income was $18.3 million, down $8.7 million, or 32.2 percent, reflecting the decrease in net revenues and higher litigation-related expenses compared to 2004. Segment pre-tax operating margin was 5.3 percent for the year, compared to 7.5 percent for 2004.
Corporate Support and Other
Corporate Support and Other pre-tax operating loss was $3.6 million for the fourth quarter, an increase of $1.2 million compared to the fourth quarter of 2004. For the full year, pre-tax operating loss was $15.0 million, compared to a loss of $10.7 million in 2004. The increase in pre-tax operating loss for both periods was due primarily to increasing interest rates on subordinated debt and lower gains on private equity investments.
Additional Shareholder Information

	As of Dec. 31, 2005	As of Sept. 30, 2005	As of Dec. 31, 2004
Full time employees:	2,871	2,879	3,027
Financial advisors:	842	856	860
Client assets:	$52 billion	$52 billion	$51 billion
Shareholders’ equity:	$754.8 million	$734.2 million	$725.4 million
Book value per share:	$41.10	$39.96	$37.52
Tangible book value per share:	$23.66	$22.51	$20.88

(1)	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Return on average tangible shareholders’ equity is calculated by dividing trailing 12-month net income, for each period presented, by the average quarterly tangible common equity for the trailing 12-month period. Management believes that return on tangible shareholders’ equity is a meaningful measure of performance as it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005
(Dollars in thousands)
Shareholders’ equity	$745,648	$721,342	$754,827
Deduct: Goodwill and identifiable intangible assets	320,434	313,716	320,234
Tangible shareholders’ equity	$425,214	$407,626	$434,593

	Average for the
	Twelve Months Ended	Twelve Months Ended	As of
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005
(Dollars in thousands)
Shareholders’ equity	$735,580	$699,747	$754,827
Deduct: Goodwill and identifiable intangible assets	321,034	308,122	320,234
Tangible shareholders’ equity	$414,546	$391,625	$434,593

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Sandra G. Sponem, chief financial officer, will host a conference call to discuss fourth quarter and full year 2005 financial results on Wednesday, Jan. 25, 2006, at 11 a.m. ET (10 a.m. CT). The call can be accessed via live audio webcast available through the firm’s web page, www.piperjaffray.com, or by dialing (866) 244-9933, or (706) 758-0864 international, and referring to conference ID 3973254 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 1 p.m. ET Jan. 25 at the same web address or by calling (800) 642-1687 or (706) 645-9291 international.
About Piper Jaffray Companies
Piper Jaffray Companies (NYSE: PJC) is a focused securities firm dedicated to delivering superior financial advice, investment products and transaction execution within selected sectors of the financial services marketplace. The company operates through two primary revenue-generating segments: Capital Markets and Private Client Services. Through its chief operating subsidiary, Piper Jaffray & Co., the firm has served corporations, government and non-profit entities, institutional investors and the financial advisory needs of private individuals since 1895. Headquartered in Minneapolis, Piper Jaffray has approximately 2,900 employees in 107 offices in 23 states across the country and in London. For more information about Piper Jaffray, visit us online at www.piperjaffray.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, the future prospects of Piper Jaffray Companies. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) developments in market and economic conditions have in the past adversely affected, and may in the future adversely affect, our business and profitability, (2) we may not be able to compete successfully with other companies in the financial services industry, (3) our underwriting and market-making activities may place our capital at risk, (4) an inability to readily divest or transfer trading positions may result in financial losses to our business, (5) use of derivative instruments as part of our risk management techniques may place our capital at risk, while our risk management techniques themselves may not fully mitigate our risk exposure, (6) an inability to access capital readily or on terms favorable to us could impair our ability to fund operations and could jeopardize our financial condition, (7) we may make strategic acquisitions of businesses, engage in joint ventures or divest or exit existing businesses, which could cause us to incur unforeseen expense and have disruptive effects on our business but may not yield the benefits we expect, (8) our technology systems are critical components of our operations, and the failure of those systems may disrupt our business, cause financial loss and constrain our growth, (9) our business is subject to extensive regulation that limits our business activities, and a significant regulatory action against our company may have a material adverse financial effect or cause significant reputational harm to our company, (10) regulatory capital requirements may adversely affect our ability to expand or maintain present levels of our business or impair our ability to meet our financial obligations, (11) our exposure to legal liability is significant and could lead to substantial damages, (12) we may suffer losses if our reputation is harmed, (13) provisions in our certificate of incorporation and bylaws and of Delaware law may prevent or delay an acquisition of our company, which could decrease the market value of our common stock, and (14) other factors identified in the document entitled “Risk Factors” filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and updated in our subsequent reports filed with the SEC. These reports are available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Since 1895. Member SIPC and NYSE.
© 2006 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	For the Three Months Ended			Percent Inc/(Dec)		For the Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q05 vs.	4Q05 vs.	Dec. 31,	Dec. 31,	Percent
(Amounts in thousands, except per share data)	2005	2005	2004	3Q05	4Q04	2005	2004	Inc/(Dec)
Revenues:

Commissions and fees	$72,397	$73,045	$67,255	(0.9)%	7.6%	$283,481	$263,730	7.5%
Principal transactions	34,732	35,637	46,394	(2.5)	(25.1)	143,391	188,526	(23.9)
Investment banking	78,321	81,091	59,686	(3.4)	31.2	270,758	257,932	5.0
Interest	20,586	18,231	14,627	12.9	40.7	71,471	54,784	30.5
Other income	12,358	11,336	13,589	9.0	(9.1)	45,688	57,967	(21.2)

Total revenues	218,394	219,340	201,551	(0.4)	8.4	814,789	822,939	(1.0)

Interest expense	11,435	9,979	6,981	14.6	63.8	39,736	25,441	56.2

Net revenues	206,959	209,361	194,570	(1.1)	6.4	775,053	797,498	(2.8)

Non-interest expenses:

Compensation and benefits	122,693	129,196	116,800	(5.0)	5.0	471,674	488,394	(3.4)
Occupancy and equipment	14,886	14,295	14,683	4.1	1.4	57,627	57,066	1.0
Communications	9,725	9,362	10,470	3.9	(7.1)	39,791	42,198	(5.7)
Floor brokerage and clearance	4,160	4,473	3,882	(7.0)	7.2	17,568	17,309	1.5
Marketing and business development	9,956	9,243	10,952	7.7	(9.1)	39,863	42,468	(6.1)
Outside services	13,071	10,894	11,182	20.0	16.9	46,978	41,477	13.3
Cash award program	1,004	1,005	1,158	(0.1)	(13.3)	4,206	4,717	(10.8)
Restructuring-related expense	—	—	—	N/M	N/M	8,595	—	N/M
Other operating expenses	6,494	7,828	7,259	(17.0)	(10.5)	27,645	24,248	14.0

Total non-interest expenses	181,989	186,296	176,386	(2.3)	3.2	713,947	717,877	(0.5)

Income before income tax expense	24,970	23,065	18,184	8.3	37.3	61,106	79,621	(23.3)

Income tax expense	8,607	7,917	6,375	8.7	35.0	21,023	29,273	(28.2)

Net income	$16,363	$15,148	$11,809	8.0%	38.6%	$40,083	$50,348	(20.4)%

Earnings Per Common Share
Basic	$0.89	$0.80	$0.61	11.3%	45.9%	$2.13	$2.60	(18.1)%
Diluted	$0.87	$0.79	$0.61	10.1%	42.6%	$2.10	$2.60	(19.2)%

Weighted average number of common shares
Basic	18,365	18,841	19,333	(2.5)%	(5.0)%	18,813	19,333	(2.7)%
Diluted	18,850	19,107	19,445	(1.3)%	(3.1)%	19,081	19,399	(1.6)%

Piper Jaffray Companies
Preliminary Unaudited Segment Data

	For the Three Months Ended			Percent Inc/(Dec)		For the Year Ended
	Dec. 31,	Sept. 30,	Dec. 31,	4Q05 vs.	4Q05 vs.	Dec. 31,	Dec. 31,	Percent
(Dollars in thousands)	2005	2005	2004	3Q05	4Q04	2005	2004	Inc/(Dec)
Capital Markets

Institutional Sales
Fixed Income	$21,090	$18,439	$24,683	14.4%	(14.6)%	$75,201	$84,685	(11.2)%
Equities	27,475	31,576	26,157	(13.0)	5.0	114,789	117,272	(2.1)

Total Institutional Sales	48,565	50,015	50,840	(2.9)	(4.5)	189,990	201,957	(5.9)
Investment Banking
Underwriting
Fixed Income	20,450	15,809	14,613	29.4	39.9	67,649	62,096	8.9
Equities	19,562	18,166	22,863	7.7	(14.4)	75,026	87,505	(14.3)
Advisory Services	33,426	39,432	15,432	(15.2)	116.6	100,672	78,066	29.0

Total Investment Banking	73,438	73,407	52,908	0.0	38.8	243,347	227,667	6.9
Other Income	275	565	546	(51.3)	(49.6)	2,471	1,678	47.3

Net revenues	122,278	123,987	104,294	(1.4)	17.2	435,808	431,302	1.0

Operating expenses	98,723	101,355	88,192	(2.6)	11.9	365,222	363,249	0.5

Segment pre-tax operating income	$23,555	$22,632	$16,102	4.1%	46.3%	$70,586	$68,053	3.7%

Segment pre-tax operating margin	19.3%	18.3%	15.4%			16.2%	15.8%

Private Client Services

Net revenues	$86,379	$87,292	$88,895	(1.0)%	(2.8)%	$346,951	$359,668	(3.5)%
Operating expenses	80,319	81,980	83,166	(2.0)	(3.4)	328,670	332,709	(1.2)

Segment pre-tax operating income	$6,060	$5,312	$5,729	14.1%	5.8%	$18,281	$26,959	(32.2)%

Segment pre-tax operating margin	7.0%	6.1%	6.4%			5.3%	7.5%

Corporate Support and Other

Net revenues	$(1,698)	$(1,918)	$1,381	(11.5)%	N/M	$(7,706)	$6,528	N/M
Operating expenses	1,943	1,956	3,870	(0.7)	(49.8)%	7,254	17,202	(57.8)%

Segment pre-tax operating loss	$(3,641)	$(3,874)	$(2,489)	(6.0)%	46.3%	$(14,960)	$(10,674)	40.2%

Segment pre-tax operating margin	N/M	N/M	N/M			N/M	N/M

Reconciliation to total income before taxes:

Total segment pre-tax operating income	$25,974	$24,070	$19,342	7.9%	34.3%	$73,907	$84,338	(12.4)%
Cash award program	1,004	1,005	1,158	(0.1)	(13.3)	4,206	4,717	(10.8)
Restructuring-related expense	—	—	—	N/M	N/M	8,595	—	N/M

Total income before tax expense	$24,970	$23,065	$18,184	8.3%	37.3%	$61,106	$79,621	(23.3)%

Pre-tax operating margin	12.1%	11.0%	9.3%			7.9%	10.0%

N/M — Not Meaningful